Exhibit 10.2

AGREEMENT ON TERMS AND CONDITIONS OF RSU AWARD

(Director Restricted Stock Unit Award)

By checking the box next to “I have read the documents” and clicking the “I ACCEPT” button, you are acknowledging and agreeing to all of the terms, conditions and restrictions set forth in this AGREEMENT ON TERMS AND CONDITIONS OF RSU AWARD (this “Agreement”), which is made as of the Award Date (as such term is used on your Computershare [_____] page), by and between Shiloh Industries, Inc., a Delaware corporation (the “Company”), and you (the “Grantee”).

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2016 Equity and Incentive Compensation Plan (the “Plan”).

2.Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Grantee as of the Award Date (the “Date of Grant”) an amount of Restricted Stock Units listed next to the “Total Granted” term set forth on Grantee’s Computershare [_____] page (“RSUs”). Each RSU shall represent the right of the Grantee to receive one Common Share subject to and upon the terms and conditions of this Agreement.

3.Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Common Shares underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4.Vesting of RSUs.

(a.)
The RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 5 hereof (“Vest,” or similar terms) on the [_____] anniversary of the Date of Grant, conditioned upon the Grantee’s continuous service on the Board through such date (the period from the Date of Grant until the [_____] anniversary of the Date of Grant, the “Vesting Period”). Any RSUs that do not so Vest will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Grantee ceases to continuously serve on the Board prior to the end of the Vesting Period.

(b.)
Notwithstanding Section 4(a) above, the RSUs shall Vest if the Grantee should die or become Disabled prior to the end of the Vesting Period while the Grantee is continuously serving on the Board (to the extent the RSUs have not previously Vested).

(c.)
(i) Notwithstanding Section 4(a) above, if at any time before the end of the Vesting Period or forfeiture of the RSUs, and while the Grantee is continuously serving on the Board, a Change in Control occurs, then all of the RSUs will become Vested and payable to the Grantee in accordance with Section 5 hereof, except to the extent that a Replacement Award is provided to the Grantee in accordance with

Section 4(c)(ii) to continue, replace or assume the RSUs covered by this Agreement (the “Replaced Award”).

(ii) For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii) If, after receiving a Replacement Award, the Grantee experiences an involuntary termination of Board service (or service on the Board of any of the Company’s successors) within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, then the Replacement Award will become Vested and payable to the Grantee in accordance with Section 5 hereof.

(d.)
For purposes of this Agreement, “Disabled” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

5.Form and Time of Payment of RSUs.

(a)
Payment for the RSUs, after and to the extent they have become Vested, shall be made in the form of Common Shares. Payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the date that the RSUs become Vested pursuant to Section 4 hereof.

(b)
Except to the extent provided by Section 409A of the Code and permitted by the Committee, no Common Shares may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement.

(c)	The Company’s obligations to the Grantee with respect to the RSUs will be satisfied in full upon the issuance of Common Shares corresponding to such RSUs.

6.Dividend Equivalents; Other Rights.

(a)
The Grantee shall have no rights of ownership in the Common Shares underlying the RSUs and no right to vote the Common Shares underlying the RSUs until the date on which the Common Shares underlying the RSUs are issued or transferred to the Grantee pursuant to Section 5 above.

(b)
From and after the Date of Grant and until the earlier of (i) the time when the RSUs become Vested and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Common Shares in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Shares generally, the Grantee shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate.

(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.Adjustments. The number of Common Shares issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

8.Taxes. The Grantee will be solely responsible for the payment of all taxes that arise with respect to the granting and payment of the RSUs, including the payment of any Common Shares.

9.Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

11.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

12.No Right to Future Awards or Board Membership. The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Grantee any right to continued service as a member of the Board.

13.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act, if applicable.

14.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

16.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.Nature of Grant. The Grantee hereby acknowledges that:

(a)
the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or the Agreement;

(b)	all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(c)	The Grantee is voluntarily participating in the Plan;

(d)
the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Subsidiaries, and/or its affiliates, and that is outside the scope of the Grantee’s services contract with the Company or its affiliates, if any;

(e)
the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(f)	the future value of the underlying Common Shares is unknown and cannot be predicted with certainty;

(g)
in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture or termination of the RSUs or diminution in value of the RSUs or the Common Shares resulting from the Grantee’s termination of service (for any reason whatsoever and whether or not in breach of local labor laws), and the Grantee irrevocably releases the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, the Grantee will be deemed irrevocably to have waived the Grantee’s entitlement to pursue such claim; and

(h)
notwithstanding any terms or conditions of the Plan to the contrary, in the event of the involuntary termination of the Grantee’s Board services, the Grantee’s right to receive the RSUs and vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the involuntary termination of services, the Grantee’s right to vest in the RSUs after termination, if any, will be measured by the date of termination of the Grantee’s active service and will not be extended by any notice period mandated under local law.

18.Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this document by and among, as applicable, the Grantee’s employer (the “Employer”), the Company and its Subsidiaries and affiliates, for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data will be transferred to Computershare, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, including outside the European Economic Area (if applicable), and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company, Computershare and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

French translation:

Vous acceptez formellement et sans réserve la collecte, l’utilisation et le transfert, sous un format électronique ou sous un autre format, de vos données personnelles, dans les conditions décrites dans ce document par et entre, le cas échéant, votre employeur (“l’Employeur”), Shiloh Industries, Inc. et ses Filiales et entités affiliées, dans le but exclusif de mettre en place, d’administrer et de gérer votre participation au Plan.
Vous reconnaissez que Shiloh Industries, Inc. et l'Employeur peuvent détenir certaines informations personnelles à votre sujet, dont notamment vos noms, adresses, numéros de téléphone, date de naissance, numéro de sécurité sociale ou assimilé, rémunérations, nationalités, descriptifs de postes, toute participation ou fonction que vous détenez ou exercez dans Shiloh Industries, Inc., les détails de toutes les RSUs ou de tous autres droits attribués, annulés, exercés, acquis, potentiels ou émis en votre faveur, pour les besoins de la mise en place, de l'administration et de la gestion du Plan (les "Informations").
Vous reconnaissez que les Informations seront transmises à Computershare, ou à tout autre prestataire de services afférents à des plans en actions qui pourra être retenu par Shiloh Industries, Inc. à l'avenir, qui assiste Shiloh Industries, Inc. s'agissant de la mise en place, de l'administration et de la gestion du Plan. Vous reconnaissez que les destinataires des Informations peuvent être situés aux Etats-Unis ou ailleurs, en ce compris en dehors de l'Espace Economique Européen (le cas échéant), et que le droit applicable dans la juridiction du destinataire des Informations (par exemple les Etats-Unis) en matière de protection des données personnelles peut être différent du droit applicable en la matière dans votre juridiction. Vous reconnaissez que vous pouvez demander une liste des noms et adresses de tout destinataire potentiel des Informations en contactant votre responsable des ressources humaines local. Vous autorisez Shiloh Industries, Inc., Computershare et tout autre destinataire potentiel des Informations qui assisterait Shiloh Industries, Inc. (actuellement ou à l'avenir) s'agissant de la mise en place, de l'administration et de la gestion du Plan, à recevoir, détenir, utiliser, conserver et transférer les Informations, sous un format électronique ou sous un autre format, dans le but exclusif de mettre en place, d'administrer et de gérer votre participation au Plan. Vous reconnaissez que les Informations peuvent être conservées aussi longtemps que nécessaire afin de mettre en place, d’administrer et de gérer votre participation au Plan. Vous reconnaissez que vous pouvez, à tout moment, voir les Informations, demander toute information complémentaire au sujet du stockage et du traitement des Informations, exiger toute modification nécessaire des Informations, ou refuser ou retirer les consentements qui précèdent, en tout état de cause gratuitement, en contactant votre responsable des ressources humaines local. Vous reconnaissez toutefois que le fait de refuser ou de retirer les consentements qui précèdent est susceptible d'avoir des conséquences quant à votre capacité à participer au Plan. Afin d'obtenir plus d'informations sur les consequences liées au fait de refuser ou de retirer les consentements qui précèdent, vous reconnaissez pouvoir contacter votre responsable des ressources humaines local.
19.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

20.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

21.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

22.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.